Exhibit 10.1

             AGREEMENT RESOLVING CERTAIN MATTERS

               UNDER THE TAX SHARING AGREEMENT

                           BETWEEN

                   CNF TRANSPORTATION INC.

                             AND

            CONSOLIDATED FREIGHTWAYS CORPORATION





        AGREEMENT RESOLVING CERTAIN MATTERS UNDER THE
                    TAX SHARING AGREEMENT

     This AGREEMENT RESOLVING CERTAIN MATTERS UNDER THE TAX SHARING AGREEMENT ("Agreement") is made as of May 15, 2000, by and between CNF Transportation Inc., a Delaware corporation (hereinafter "CNF"), formerly known as Consolidated Freightways, Inc. (hereinafter "CFI"), and Consolidated Freightways Corporation, a Delaware corporation ("CFC").
                          RECITALS
     WHEREAS, CFC was formerly a subsidiary of CFI;
     WHEREAS, CFC and CFI entered into a Distribution Agreement as of November 25, 1996 (hereinafter the "Distribution Agreement"), providing for the distribution by CFI of the common stock of CFC to the holders of CFI stock as of the close of business on December 2, 1996 (hereinafter, the "Distribution Date");
     WHEREAS, in connection with the Distribution Agreement, CFC and CFI entered into a Tax Sharing Agreement dated as of December 2, 1996 (hereinafter the "Tax Sharing Agreement"), providing, inter alia, for the allocation among CFC, CFI and their subsidiaries, of federal, state, local and foreign taxes for the taxable period ending on or before, or including, the Distribution Date (hereinafter the "Pre-Distribution Periods");
     WHEREAS, CFC and CFI entered into a Memorandum of Understanding, attached as Exhibit A to the Tax Sharing Agreement, providing for application of advance payments and tax and interest reserves under the Tax Sharing Agreement (hereinafter the "MOU");
     WHEREAS, the CFI consolidated federal income tax returns for certain Pre-Distribution Periods have been audited by the IRS, and additional tax liabilities have been determined;
     WHEREAS, CFC and CNF have reached agreement on the allocation of payment obligations with respect to such additional tax liabilities and as to the manner in which one or more of the liabilities asserted by the IRS may be further contested;
     WHEREAS, pursuant to such agreement, CFC will pay to CNF certain amounts and enter into certain agreements with CNF;
     WHEREAS, the Tax Sharing Agreement provides that it may not be amended, except by an agreement in writing, signed by the parties thereto;
     NOW, THEREFORE, the parties hereto agree as follows:

                   ARTICLE 1.  DEFINITIONS

     1.1. Capitalized terms used in this Agreement and not otherwise defined herein have the meaning ascribed to them in the Tax Sharing Agreement, and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined).
1.2. "1984-1990 CFC Adjustments" has the meaning provided in
Section 2.1 hereof.
1.3. "1991-1996 CFC Carryforward Adjustments" has the meaning provided in Section 2.2 hereof.
1.4. "Agreed Property Value" has the meaning provided in
Section 3.4(a) hereof.
1.5. "Agreement" shall mean this Agreement Resolving Certain Matters Under the Tax Sharing Agreement, made as of May 15, 2000, between CNF and CFC, including the Exhibits hereto, and all amendments made in accordance with the provisions of
Section 9.4 hereof.
1.6. "CFC Affiliate" means any corporation, partnership or other entity directly or indirectly controlled by CFC.
1.7. "CFC Allocated Adjustments" has the meaning provided in
Section 2.3 hereof.
1.8. "CFCD" means Consolidated Freightways Corporation of Delaware, a Delaware corporation and a subsidiary of CFC.
1.9. "Claims" shall have the meaning provided in Section 7.1 hereof.
1.10. "Closing" has the meaning provided in Section 9.1 hereof.
1.11.  "Closing Date" has the meaning provided in Section
9.1 hereof.
1.12. "CNF Affiliate" means any corporation, partnership or other entity directly or indirectly controlled by CNF.
1.13.  "Disputed Amount" has the meaning provided in
Section 2.3 hereof.
1.14. "Distribution Agreement" has the meaning provided in the Recitals.
1.15. "Distribution Date" has the meaning provided in the Recitals.
1.16. "Dover Transfer Agreement" has the meaning provided in Section 3.5 hereof.
1.17. "JAMS Rules" has the meaning provided in Section 8.1 hereof.
1.18. "Leases" means the lease agreements entered into pursuant to Section 3.4(c) hereof.
1.19. "Letter of Credit" means the letter of credit in the amount delivered by CFCD pursuant to Section 3.4(b) hereof.
1.20.  "MOU" had the meaning provided in the Recitals.
1.21. "Note" has the meaning provided in Section 3.3 hereof.
1.22. "Other Documents" means the Note, the Real Estate Notes, the Dover Transfer Agreement, the Letter of Credit, the Leases, and any other documents delivered by CFC or an affiliate of CFC in connection with the Closing.
1.23. "Pre-Distribution Periods" has the meaning provided in the Recitals.
1.24. "Real Estate Notes" means the promissory notes delivered pursuant to Section 3.4(a) hereof.
1.25. "Real Properties" means the real properties listed on Exhibit C-1 hereto.
1.26. "Tax Sharing Agreement" has the meaning provided in the Recitals.
1.27. "Transfer Completion Date" means, for any Real Property, the date set forth opposite such Real Property on Exhibit C-1 hereto under the caption "Transfer to Be Completed By."
1.28. "Workers Compensation Adjustments" means all IRS adjustments with respect to accrual of liability for filed and uncontested workers compensation claims. The portion of such Workers Compensation Adjustments allocable to CFC, based on the adjustments proposed by the IRS, is shown on Exhibit E, attached hereto.

                  ARTICLE 2.  AGREED ITEMS

     2.1. The consolidated federal income tax returns of CFI for the taxable years 1984 through and including 1990 have been audited by the IRS, which has proposed adjustments thereto. Except with respect to the Workers Compensation Adjustments, the adjustments relating to CFC (hereinafter the "1984-1990
CFC Adjustments") have been agreed between CNF and the IRS, after consultation with CFC.
2.2. The consolidated federal income tax returns for CFI for the taxable years 1991 through 1996 have been audited by the IRS, which has proposed adjustments thereto. Certain of the adjustments, listed on Exhibit A hereto, relate in whole or in part to items for which CFC is responsible under the Tax Sharing Agreement, and which carry forward adjustments from earlier tax years (hereinafter the "1991-1996 CFC
Carryforward Adjustments"). Except with respect to the Workers Compensation Adjustments, all of the 1991-1996 CFC Carryforward Adjustments have been agreed between the IRS and CNF, after consultation with CFC.
2.3. The 1984-1990 CFC Adjustments and the 1991-1996 CFC Carryforward Adjustments (collectively, the "CFC Allocated Adjustments"), assuming that CNF and CFC are not able to obtain reductions to the Workers Compensation Adjustments from the adjustments proposed by the IRS, including interest with respect thereto through April 30, 1999, have been calculated by CNF to total Eighty-Three Million, Six Hundred Twenty-Two Thousand, Two Hundred Ninety-Eight Dollars ($83,622,298). CNF and CFC agree that CFC is entitled to a credit against such amount of $5,000,000, in full satisfaction of CNF's obligation to true-up amounts previously paid with respect to the 1996 Consolidated Group Federal income tax return. As a result, CNF claims entitlement to receive Seventy-Eight Million, Six Hundred Twenty-Two Thousand, Two Hundred Ninety-Eight Dollars ($78,622,298) from CFC with respect to the CFC Allocated Adjustments, plus interest until the date of payment (the "Disputed Amount").
2.4. CFC disputes that it is liable to CNF for the Disputed Amount. In compromise of such Disputed Amount, CFC agrees to make certain payments to CNF and to deliver certain promissory notes to CNF, and to enter into, or cause CFC Affiliates to enter into, one or more agreements with CNF or CNF Affiliates as provided in Article 3 hereof. CNF agrees to accept the payment of such amounts, and the delivery by CFC and CFC Affiliates of, and performance by CFC and CFC Affiliates of, their respective obligations under this Agreement and the Other Documents, in full and complete satisfaction of CFC's obligations under the Tax Sharing Agreement and the MOU for federal income Taxes with respect to the CFC Allocated Adjustments.

              ARTICLE 3.  DELIVERIES AT CLOSING

     3.1. At the Closing, CFC shall pay to CNF, by wire transfer of immediately available funds, the amount of Twelve Million
Seven Hundred Thousand Dollars ($12,700,000) in respect of the CFC Allocated Adjustments.
3.2. At the Closing, CFC shall pay to CNF, by wire transfer of immediately available funds, the amount of Four Million
Dollars ($4,000,000), representing interest on an amount equal to the CFC Allocated Adjustments, calculated from May
1, 1999, through the date of payment.
3.3. At the Closing, CFC shall deliver to CNF its negotiable promissory note (the "Note") in the principal sum of Twenty
Million Dollars ($20,000,000), payable to the order of CNF, in the form attached as Exhibit B hereto. The Note shall be payable over a four-year term, with interest payable annually at the rate of six and eight tenths percent (6.80%) per annum, and with principal due at maturity.
3.4. At the Closing, with respect to each of the Real
Properties (other than the Dover, New Jersey Property):
          (a) CFC shall deliver to CNF or its designee a promissory note, in the principal amount of the agreed value of the such Real Property shown on Exhibit C-1 (hereinafter, the
"Agreed Property Value"), in the form attached as Exhibit C-
2 hereto (the "Real Estate Note"). The Real Estate Note shall be payable to CNF or its designee, and shall bear interest on the unpaid balance at the rate of eight percent
( 8.00%) per annum, payable on the last day of each month, in arrears. The Real Estate Notes shall be collectively secured by the Letter of Credit, as provided in Section
3.4(b) hereof.
(b) CFC shall cause ABN Amro Bank N.V. to issue an irrevocable letter of credit in the amount of Seven Million
Dollars ($7,000,000) in favor of CNF or its designee in the form attached as Exhibit C-3 hereto (the "Letter of Credit"), securing payment of the Real Estate Notes.
(c) CFC shall cause CFCD to enter into a lease agreement with CNF or its designee in form and substance substantially similar to Exhibit C-4 hereto (the "Lease"), providing for a lease of the Real Property to CNF or its designee for a twenty (20)-year term commencing as of the Closing Date.
     3.5. At the Closing, CFC shall cause CFCD to execute and deliver a transfer agreement with CNF or its designee in the form attached hereto as Exhibit D (the "Dover Transfer
Agreement") providing for transfer of title to the Dover, New Jersey Real Property to CNF or its designee within 30 days after Closing.
3.6. At the Closing, CFC, certain CFC Affiliates, CNF and certain CNF Affiliates shall execute and deliver such other documents and agreements as the parties may agree.

         ARTICLE 4.  WORKERS COMPENSATION LITIGATION

     4.1. CNF and CFC have agreed to litigate the proposed Workers Compensation Adjustments. CNF shall be responsible for conducting the litigation. CNF agrees to consult in good faith with CFC with respect to all aspects of the litigation and to take CFC's interests into account. CNF and CFC agree to share the costs incurred with respect to such litigation after the Closing (including CNF's and CFC's legal fees, but not including the costs of CNF and CFC employees), in the ratio of seventy-seven percent (77%) CFC-twenty-three percent (23%) CNF.
4.2. CNF agrees that it will not make any settlement offer with respect to the Workers Compensation Adjustments except in writing and in such case the amount offered shall be determined jointly by CNF and CFC. In the case of any settlement offer from the Government, CNF shall promptly advise CFC and shall consult with CFC. If CFC advises CNF in writing that it is prepared to accept the settlement offer, then CNF shall either accept the settlement proposal, or shall fully indemnify and hold harmless CFC from and against any and all liability for federal income Taxes and other costs and expenses (including, without limitation, attorneys' fees) over and above the payments that CFC would have been liable for if CNF had entered into the proposed settlement. If CNF advises CFC in writing that it is prepared to accept the settlement offer, then CFC shall either accept the settlement proposal, or shall fully indemnify and hold harmless CNF from and against any and all liability for federal income Taxes and other costs and expenses (including, without limitation, attorneys' fees) over and above the payments that CNF would have been liable for if CNF had entered into the proposed settlement.
4.3. Except as provided in this Section 4.3, neither CNF nor CFC shall be under any obligation to maintain the Workers Compensation Adjustment litigation beyond the trial court level. Immediately following entry of a decision in the trial court, the calculations provided in Section 5.2 hereof shall be made as if the decision of the trial court were a Final Determination, and CFC or CNF, as the case may be, shall make the payment provided in Section 5.2. If requested by CFC, CNF will appeal the decision of the trial court, provided that all costs and expenses of maintaining the appeal shall be borne by CFC. If CNF appeals the decision of the trial court at the request of CFC, CFC shall have the option of retaining attorneys of its choice to prosecute the appeal. CFC shall notify CNF of its decision in this regard within thirty (30) days of the notice by CFC to CNF to appeal the decision of the trial court. If the appeal results in a reduction in the workers compensation adjustment, the amount by which CNF's Taxes are thereby reduced shall be allocated between the parties as follows:
(i) CFC shall be allocated an amount equal to one hundred fifty percent (150%) of its out-of-pocket costs and expenses in maintaining the appeal; and (ii) any remaining amount shall be allocated seventy-seven percent (77%) CFC-twenty-three percent (23%) CNF.

            ARTICLE 5.  POST-PAYMENT ADJUSTMENTS

     5.1. Upon a Final Determination with respect to all Pre-Distribution Periods beginning on or after January 1, 1984, CNF and CFC shall determine what the total interest payable to the IRS with respect to such Pre-Distribution Periods would have been in the absence of the application of the interest netting rules of Rev. Proc. 99-43, 1999-47 I.R.B. 579, or any similar or superseding ruling, procedure or statute, and what the total interest payable to the IRS with respect to such Pre-Distribution Periods was after the application of such interest netting rules. If the amount determined by application of the interest netting rules is less than the amount determined without application of the interest netting rules by more than Six Million Dollars ($6,000,000), CNF shall pay to CFC fifty percent (50%) of the excess of such difference over Six Million Dollars ($6,000,000). Otherwise, no adjustment shall be made under this Section 5.1. Any payment required shall be paid by CNF to CFC by wire transfer of immediately available funds within twenty (20) days of the date that CNF and CFC determine that an amount is owing to CFC under this Section 5.1.
5.2. Upon a Final Determination with respect to all Pre-Distribution Periods beginning on or after January 1, 1984, CNF and CFC shall request Arthur Andersen & Co. LLP (or such other accounting firm as CNF and CFC may agree) to prepare a calculation of the total interest payable to the IRS with respect to such Pre-Distribution Periods (calculated through April 30, 1999) and to determine the total interest payable to the IRS with respect to such Pre-Distribution Periods (calculated through April 30, 1999) as determined by the IRS. Upon receipt of the report of Arthur Andersen & Co.
LLP (or such other accounting firm as CNF and CFC may agree), CNF and CFC shall have thirty days to review the report and discuss the calculations with Arthur Andersen & Co. LLP (or such other accounting firm as CNF and CFC may agree). Thereafter, Arthur Andersen & Co. LLP (or such other accounting firm as CNF and CFC may agree) shall promptly deliver to CNF and CFC its final report. If the final report indicates that the total interest payable, as calculated by Arthur Andersen & Co. LLP (or such other accounting firm as CNF and CFC may agree) is less than or equal to the interest determined by the IRS, there shall be no adjustment under this Section 5.2. If such final report indicates that the interest determined by Arthur Andersen & Co. LLP is greater than the interest calculated by the IRS, then CNF shall pay to CFC fifty percent (50%) of such difference within ten (10) working days of receipt of the final report. The determination of Arthur Andersen & Co.
LLP (or such other accounting firm as CNF and CFC may agree) shall be final and binding on the parties hereto, and shall not be subject to the dispute resolution procedures of
Article 8 hereof.
5.3. CNF shall request from the IRS copies of transcripts showing the application of all payments made by CNF relating to the IRS audit adjustments and shall provide copies of such transcripts to CFC. CNF shall also request from the IRS copies of all other documents (available to taxpayers) requested by CFC relating to the interest calculations, including documents relating to the application of payments and the payment of refund amounts, and shall provide such documents to CFC.
5.4. No later than sixty (60) days following the Final Determination of the Workers Compensation Adjustments for all tax years through 1996, CNF shall calculate, in the manner provided in Exhibit E hereto, CFC's proportionate share of any reduction in the Workers Compensation Adjustments realized by CNF and CFC in litigation. If CFC's proportionate share of such reduction is less than Four Million Dollars ($4,000,000), CFC shall pay to CNF, by wire transfer of immediately available funds, an amount equal to Four Million Dollars ($4,000,000) less the amount of CFC's proportionate share of such reduction. If CFC's proportionate share of such reduction exceeds Four Million Dollars ($4,000,000), then CNF shall pay to CFC, by wire transfer of immediately available funds, the amount by which CFC's proportionate share of such reduction exceeds Four Million Dollars ($4,000,000). Payments under this Section
5.5 shall be made without additional interest.
5.5. If either CNF or CFC is able to secure a legislative or administrative remedy after the Closing that reduces CNF's liability for Taxes with respect to any CFC Allocated Adjustment, CNF shall refund to CFC, in immediately available funds, at the time such remedy becomes effective, or at the time such reduction occurs, whichever last occurs, the entire amount of such recovery with respect to the CFC Allocated Adjustment.

           ARTICLE 6.  OTHER POST-CLOSING MATTERS

     6.1. CFC acknowledges that CNF's ability to sell the Note in a private placement transaction was and is an important element in the overall settlement provided by this Agreement, and CFC agrees to reasonably cooperate with CNF in connection with the efforts made by CNF, either directly or through its agents, to sell the Note in a private placement transaction. CNF shall reimburse to CFC its reasonable out of pocket expenses incurred pursuant to this
Section 6.1.
6.2. As soon as practicable following the Closing, CNF shall reduce CFC's letter of credit requirement under Section 8(d) of the Reimbursement and Indemnification Agreement entered into as of October 1, 1996, between CNF and CFC, as amendment by Amendment No. 1, dated as of September 1, 1998, from Eleven Million Dollars ($11,000,000) to Six Million
Dollars ($6,000,000).

                    ARTICLE 7.  RELEASES

     7.1. Effectively immediately upon the Closing, CFC, on behalf of itself and its affiliates, subsidiaries, successors, heirs and assigns, hereby releases and forever discharges CNF and its respective affiliates, subsidiaries, predecessors, successors, heirs and assigns, and the past and present officers, directors, members, shareholders, employees, and agents of each of them, from any and all claims, demands, rights, causes of action, liabilities, or suits, of any kind whatsoever (hereinafter "Claims"), whether known or unknown, that any of them ever had, now has, or may in the future have, arising from or in any way connected with the Tax Sharing Agreement, the Memorandum of Understanding, the determination of the Disputed Amount or the handling of the CNF federal income tax audits for the Pre-Distribution Periods, except with respect to: (i) acts or omissions occurring after the Closing Date; (ii) CNF's obligations under the first sentence of Section 3.03(a) of the Tax Sharing Agreement; and (iii) CNF's obligations under
Section 5.01 of the Tax Sharing Agreement. Notwithstanding the foregoing, it is expressly understood and agreed that this release does not apply to excuse performance by CNF, its affiliates, subsidiaries, successors, heirs and assigns of their obligations under this Agreement and the Other Documents.
7.2. Effective immediately upon the Closing, CNF, on behalf of itself and its affiliates, subsidiaries, successors, heirs and assigns, hereby releases and forever discharges CFC and its respective affiliates, subsidiaries, predecessors, successors, heirs and assigns, and the past and present officers, directors, members, shareholders, employees, and agents of each of them, from any and all Claims, whether known or unknown, that any of them ever had, now has, or may in the future have, arising from or in any way connected with the Tax Sharing Agreement or the Memorandum of Understanding, except with respect to:
(i) federal income Tax adjustments for 1991-1996 (including, without limitation, Restructuring Taxes) not included in the 1991-1996 CFC Carryforward Adjustments; (ii) CFC's obligations with respect to federal income Taxes under
Section 3.03(b) of the Tax Sharing Agreement; (iii) CFC's obligations with respect to Other Taxes under Section 3.06 of the Tax Sharing Agreement; and (iv) CFC's obligations under Section 5.01 of the Tax Sharing Agreement. Notwithstanding the foregoing, it is expressly understood and agreed that this release does not apply to excuse performance by CFC, its affiliates, subsidiaries, successors, heirs and assigns of their obligations under this Agreement and the Other Documents.
7.3. Upon the advice of legal counsel, CFC and CNF waive any and all rights under California Civil Code section 1542, which provides as follows:
          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS
          WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT
          TO EXIST IN HIS FAVOR AT THE TIME OF
          EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM,
          MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT
          WITH THE DEBTOR.

CFC and CNF also waive any rights or benefits afforded by any similar statute or law of any other jurisdiction. The foregoing waiver of rights under California Civil Code section 1542 and any similar statute or law is an essential term of this Agreement without which this Agreement would not have been made.
     7.4. CFC and CNF acknowledge that they may hereafter discover claims, and/or facts now unknown or unsuspected, or in addition to, or different from, those which CFC or CNF now knows or believes to be true with respect to the releases implemented by this Agreement. Nevertheless, CFC and CNF intend by this Agreement to release fully, finally, and forever all matters released hereby. Accordingly, the releases in this Agreement shall remain in full force notwithstanding the discovery or existence of any such additional or different claims and/or facts before or after the Closing Date.

               ARTICLE 8.  DISPUTE RESOLUTION

     8.1. The parties agree that any and all disputes, claims or controversies arising out of or relating to this Indemnity Agreement that are not resolved by their mutual agreement shall be submitted to final and binding arbitration before JAMS, or its successor, pursuant to the United States
Arbitration Act, 9 U.S.C. 1 et seq. Subject to the provisions of this Article 5, either party may commence the arbitration process called for in this Indemnity Agreement by filing a written demand for arbitration with JAMS, with a copy to the other party. The arbitration will be conducted in San Francisco, California, in accordance with the JAMS Comprehensive Arbitration Rules and Procedures in effect at the time of filing the demand for arbitration (the "JAMS
Rules"), as modified by the terms of this Article 8. The provisions of this Section 8.1 may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered.
     8.2.   The following procedures shall apply.
          (a) The party seeking arbitration shall file a written demand for arbitration with JAMS, with a copy to the other party, and shall provide to JAMS a copy of this pre-dispute written contractual provision. The "arbitration process," for purposes of JAMS Rules shall be considered commenced when JAMS confirms in writing that the above requirements have been met. The date of the commencement of the arbitration shall be the date of the JAMS confirmation letter.
(b) If the parties cannot agree on an arbitrator within five (5) calendar days of the commencement date of the arbitration, the JAMS Case Administrator will send the parties within five (5) calendar days a list of at least five (5) arbitrator candidates from the JAMS Northern
California panel who shall be retired judicial officers.
Within five (5) calendar days of the receipt of the list of names, each party may strike two (2) names, and will rank the remaining arbitrator candidates in order of preference.
The remaining arbitrator with the highest composite score will become the arbitrator. If this process does not yield an arbitrator, JAMS will designate the arbitrator from the JAMS Northern California panel.
(c) The dispute shall be resolved by submission of documents, unless the arbitrator determines that an oral hearing is necessary. The parties expressly waive any right to discovery.
(d) The parties agree, consistent with current Rule 17 of the JAMS Rules (or the successor to such Rule 17 at the time the demand for arbitration is filed), that the arbitration hearing will begin within ninety (90) calendar days of the commencement of the arbitration, but in no event later than one hundred fifty (150) calendar days after the commencement date of the arbitration.
(e) The arbitrator's jurisdiction shall be limited to: (1) the award of actual damages according to proof; and (2) the award of reasonable attorneys' fees and costs to the prevailing party.

                  ARTICLE 9.  MISCELLANEOUS

     9.1. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on May 15, 2000 (the "Closing Date"), at 10:00 a.m., local time, at the offices of CNF at 3240 Hillview Avenue, Palo Alto, CA, or at such other time, date and place as the parties may mutually agree.
9.2. Each party represents and warrants that (a) this Agreement, and each of the Other Documents to which it is a party, upon execution and delivery thereof, will be legal, valid and binding obligations of such party, enforceable against such party in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, arrangement, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and general principles of equity, and (b) the execution and delivery by such party of this Agreement and each of the Other Documents to which it is a party, and the performance by such party of its obligations thereunder, have been duly authorized by all necessary corporate action on its part, and do not and will not (i) violate any provision of any law, rule or regulation presently in effect and applicable to such party, or of any order, writ, judgment, decree, determination or award presently in effect and applicable to such party, (ii) violate any provision of the certificate of incorporation or by-laws of such party,
(iii) result in a breach of or constitute a default under any agreement or instrument to which it is a party or by which it or its properties are bound, or (iv) in the case of CFC, result in, or require, the creation or imposition of any lien upon or with respect to any of the Real Properties, except as specifically provided herein.
9.3. This Agreement supersedes the provisions of the MOU, which shall have no force and effect following the Closing. The Tax Sharing Agreement, other than the MOU attached thereto, remains in full force and effect, except as provided in this Agreement.
9.4. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.
9.5. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgement of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          (a)  If to CNF:
               CNF Transportation Inc.
               3240 Hillview Avenue
               Palo Alto, CA 94304
               Attention: General Counsel
               Facsimile No.: (650) 494-8372

          (b)  If to CFC:
               Consolidated Freightways Corporation
               175 Linfield Drive
               Menlo Park, CA 94025-3799
               Attention: General Counsel
               Facsimile No.:  (650) 566-6394

     9.6. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.


     9.7.
Headings in this Agreement are for reference purposes
only and shall not affect in any way the meaning or interpretation of this Agreement.
9.8. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to the conflicts of law principles thereof that would call for the application of the laws of any other jurisdiction.
     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first hereinabove written.
CONSOLIDATED FREIGHTWAYS      CNF TRANSPORTATION INC.
CORPORATION

By: /s/Stephen D. Richards    By: /s/Mark C. Thickpenny
Its: Senior Vice President    Its: Vice President and
and General Counsel           Treasurer


                      LIST OF EXHIBITS

2.Exhibit A.    1991-1996 CFC Carryforward Adjustments
2.Exhibit B.    Form of Note
3.Exhibit C-1.  List of Real Properties
4.Exhibit C-2.  Form of Real Property Note
5.Exhibit C-3.  Form of Letter of Credit
6.Exhibit C-4.  Form of Lease
7.Exhibit D.    Form of Dover Transfer Agreement
8.Exhibit E.    Workers Compensation Adjustment Formula